Exhibit 10.1

Certain confidential information contained in this document, marked by brackets and asterisk ([***]), has been omitted pursuant to Item 601(b)(10)(iv) of Regulation S-K, because the Company customarily and actually treats such information as private or confidential and the omitted information is not material.

ASSET TRANSFER AGREEMENT

This Asset Transfer Agreement (this “Agreement”) is entered into as of September 29, 2025 (the “Effective Date”), by and between:

a.	Hemispherian AS, a Norwegian company incorporated and existing under the laws of Norway, with company number and primary business address at Lørenveien 73A, 0585 Oslo, Norway (“Hemispherian”); and

b.
Tetragon Biosciences Ltd., a company incorporated and existing under the laws of the State of Israel and with its registered office at Modi’in Technology Park, 2 HaMa’ayan Street, Modi’in, 7177871, Israel (the “Company”).

Each of the parties under the above may be referred to herein as a “Party” and together as the “Parties.”

Whereas, Hemispherian and BioLineRx Ltd., a company established under the laws of the State of Israel with its offices at Modi’in Technology Park, 2 HaMa’ayan Street, Modi’in, 7177871, Israel (“BioLine”) are entering into a Collaboration and Shareholders Agreement with even date herewith (the “Joint Venture Agreement”) for the purpose of forming a company to fund, further develop, clinically evaluate and commercialize products based on the Lead Compound and other compounds, including the Secondary Compound and any of the Other Compounds (as such terms are defined herein) as may be selected by the Company; and

Whereas, Hemispherian desires to transfer to the Company all its rights, titles, and interests in the Transferred Assets (as defined herein), as part of its contribution to be made to the Company, in consideration for the issuance to Hemispherian of shares in the Company as contemplated in the Joint Venture Agreement; and

Whereas, the Company desires to accept the transfer of the Transferred Assets, all in accordance with the terms set forth herein;

Now, therefore, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties, intending to be legally bound, hereby agree as follows:

1.	Definitions and Interpretation.

1.1	Definitions. In this Agreement, the following capitalized terms shall have the definitions as follows, or as otherwise given in the provisions hereunder and/or under the Joint Venture Agreement:

1.1.1
“Action” means any claim, action, cause of action, demand, lawsuit, arbitration, inquiry, audit, notice of violation, proceeding, litigation, citation, summons, subpoena, or investigation of any nature, civil, criminal, administrative, regulatory, or otherwise, whether at law or in equity.

1.1.2	“Affiliate” shall have the meaning given in the Joint Venture Agreement.

1.1.3
“Applicable Law” means any applicable federal, state, national, provincial, territorial, foreign or local law, common law, statute, ordinance, rule, regulation, code, circular, or order of any Governmental Authority, including any rules promulgated by a stock exchange or regulatory body.

1.1.4	“Asset Transfer Closing” shall have the meaning given to it under Section 8.1.

1.1.5	“Asset Transfer Closing Date” means the date on which the Asset Transfer Closing takes place.

1.1.6	“BioLine” shall have the meaning given in the preamble of this Agreement.

1.1.7
“Business Day” means any day other than a Friday, Saturday, Sunday, or other day on which commercial banks in Norway or the State of Israel are required or authorized by Applicable Law to be closed, at any time between 9:00 a.m. and 5:00 p.m. in the time zone of the relevant jurisdiction.

1.1.8
“Business Information” means business information owned by, held by or under the control of Hemispherian and/or its Affiliates at the Asset Transfer Closing in relation to the Lead Compound and the Secondary Compound consisting of (i) vendor/supplier lists, sales, marketing and promotional information; and (ii) market surveys, business plans and forecasts; all as set forth in the Virtual Data Room.

1.1.9	“Claim” shall have the meaning given to it in Section 6.3.1.

1.1.10	“Closing Conditions” shall have the meaning given to it in Section 8.1.

1.1.11	“Company” shall have the meaning given in the preamble of this Agreement.

1.1.12	“Compliance Confirmation” shall have the meaning given to it in Section 8.1.

1.1.13	“Compounds” means all the Lead Compound, the Secondary Compound and the Other Compounds.

1.1.14	“Designated Chairpersons” shall have the meaning given to it in Section 11.

1.1.15	“Dispute” shall have the meaning given to it in Section 11.

1.1.16	“DVD ROM” means the read only memory disk produced by Hemispherian which contains a copy of all the documents and materials uploaded to the Virtual Data Room as of the Asset Transfer Closing Date.

1.1.17
“Encumbrance” means with respect to any security, property or asset, as the case may be, any mortgage, lien, pledge, charge, security interest, encumbrance, hypothecation, option, easement, trust, equitable interest, proxies, right of first refusal, defect in title, impediment of title, impairment of title, preemptive right or restrictions or rights of third parties of any nature (including any spousal community property rights, any restriction on the voting, transfer, receipt of any income derived from, the possession of any security, or the exercise or transfer of any other attribute of ownership of a security).

1.1.18
“Excluded Liabilities” means the Liabilities relating to the Transferred Assets and outstanding or accrued or referable to the period on or before the Asset Transfer Closing Date or arising by virtue of the transfer of the Transferred Assets recorded by this Agreement, including (i) the Liabilities to creditors of Hemispherian including all Tax Liabilities of Hemispherian, (ii) the Liabilities of Hemispherian in respect of the Transferred Assets under the Applicable Law, and (iii) any and all Third Party claims in respect of the Transferred Assets attributable to Hemispherian, each in respect of the period ending on the Asset Transfer Closing Date.

1.1.19
“Governmental Approvals” means all permits, approvals, authorizations, registrations, certificates, consents, and similar rights (including without limitation those in connection with the export control of technology or technical data under any Applicable Law, if applicable) required to be obtained from Governmental Authorities for the assignment and transfer of the Transferred Assets contemplated under this Agreement.

1.1.20
“Governmental Authority” means any central, state, federal, city, municipal, foreign or local governmental or quasi-governmental authority of any nature (including any governmental agency, branch, bureau, department or other entity and any court or other tribunal), any authority, regulator, body or other organization exercising, or entitled to exercise, any administrative, executive, judicial, legislative, police, regulatory or taxing authority or power of any nature, and any official of any of the foregoing in any jurisdiction of the world.

1.1.21	“Governmental Order” means any order, writ, judgment, injunction, decree, stipulation, determination, or award made by or with any Governmental Authority.

1.1.22	“Hemispherian” shall have the meaning given in the preamble of this Agreement.

1.1.23	“ICC” shall have the meaning given to it in Section 11.

1.1.24
“Indemnifiable Loss(es)” means, with respect to any Person, any action, cost, direct damage, disbursement, expense, liability, loss, obligation, penalty, or settlement (if such settlement is approved by the indemnifying Party) of any kind or nature, no matter foreseeable or not. Notwithstanding anything to the contrary provided in the preceding sentence, “Indemnifiable Loss(es)” shall include, but shall not be limited to, (i) interest or other costs, penalties, legal, accounting and other professional fees and expenses reasonably incurred in the investigation, collection, prosecution or defense of claims and amounts paid in settlement, that have been imposed on or otherwise incurred or suffered by such Person; and (ii) any taxes that have been payable by such Person directly by reason of the indemnification of any Indemnifiable Loss hereunder (e.g., VAT or similar transaction-based taxes levied directly on the indemnification payment), other than taxes that would have been payable notwithstanding the event giving rise to indemnification or which are generally levied on income.

1.1.25
“Intellectual Property” means any and all rights in, arising out of, or associated with any of the following in any jurisdiction throughout the world: (a) issued patents and patent applications (whether provisional or non-provisional), including divisional, continuations, continuations-in-part, substitutions, reissues, reexaminations, extensions, or restorations of any of the foregoing, and other Governmental Authority-issued indicia of invention ownership (including certificates of invention, petty patents, and patent utility models) (“Patents”); (b) trademarks, service marks, brands, certification marks, logos, trade dress, trade names, and other similar indicia of source or origin, together with the goodwill connected with the use of and symbolized by, and all registrations, applications for registration, and renewals of, any of the foregoing (“Trademarks”); (c) copyrights and works of authorship, whether or not copyrightable, and all registrations, applications for registration, and renewals of any of the foregoing; (d) websites and domain names; (e) industrial designs, and all Patents, registrations, applications for registration, and renewals thereof; (f) trade secrets, inventions (whether or not patentable), discoveries, improvements, technology, business and technical information, data, databases, data compilations and collections, specifications, records, tools, methods, processes, formulae, formulation, techniques, and other confidential and proprietary information and all rights therein (“Know-How”); (g) computer programs and code; and (h) all other intellectual or industrial property and proprietary rights.

1.1.26
“IP Transfer Documentation” means all documents to be executed, provided or issued by Hemispherian and the Company in a form required under the Applicable Law for filing with the relevant Governmental Authorities in order to effect the title transfer of the Registered IP from Hemispherian to the Company in each jurisdiction where the Registered IP is filed or registered.

1.1.27	“Joint Venture Agreement” shall have the meaning given to it in the recitals of this Agreement.

1.1.28
“JV Business” means the development, clinical evaluation, and commercialization of products based on the Lead Compound and other compounds, including the Secondary Compound and any of the Other Compounds, as may be selected by the Company in accordance with the terms of this Agreement.

1.1.29	“Know-How” shall have the meaning set out in the definition of “Intellectual Property.”

1.1.30	“Lead Compound” means Hemispherian’s GLIX1 compound for the treatment of glioblastoma and other indications.

1.1.31
“Liabilities” means any claim, debt, cost, expense, direct damage (including interest, penalties and legal costs and all other professional costs and expenses), liability, or obligation, whether secured or unsecured, fixed, absolute, contingent, or otherwise, and whether due or yet to become due, but excluding any loss of profit, loss of reputation or loss of value.

1.1.32	“License Back” shall have the meaning given to it in Appendix A hereto.

1.1.33	“Other Compounds” means Hemispherian’s compounds other than the Lead Compound and the Secondary Compound which are set out in Schedule 1 attached hereto.

1.1.34	“Option” shall have the meaning given to it in Section 10.2.

1.1.35	“Option Period” shall have the meaning given to it in Section 10.2.

1.1.36	“Patents” shall have the meaning set out in the definition of “Intellectual Property.”

1.1.37	“Person” means any natural person, limited liability company, joint stock company, joint venture, partnership, enterprise, trust, unincorporated organization or any other entity or organization.

1.1.38
“Project” means that certain research project relating to the Secondary Compound which is supported by funding from the Research Council of Norway (the “RCN”) and which is designated as RCN Project Number [***].

1.1.39	“Registered IP” means, collectively, the Transferred Patents and Transferred Trademarks.

1.1.40
“Registered IP Deliverables” shall mean the following documents with respect to the Registered IP, including originals or comparable electronic or other copies if they exist: (i) a complete list of the Registered IP with the applicable filing and registration details, together with the original registration certificates, and electronic copies of filing and prosecution history, office actions and other related documentation; (ii) complete details of Hemispherian’s agents then currently responsible for management of the Registered IP; and (iii) a list of all pending actions and deadlines either overdue or falling due with respect to the Registered IP.

1.1.41
“Regulatory Information” means the following information listed under the “Regulatory Information” part of Schedule 4 attached hereto: (a) all material information, documents and materials related to all applications filed by Hemispherian with any Governmental Authorities in relation to the Lead Compound and the Secondary Compound in any jurisdiction of the world as at Asset Transfer Closing; and (b) all material regulatory submissions, correspondence, summaries of discussions and minutes of meetings with, feedback from, and notices, opinions, responses and approvals received from any Governmental Authorities in relation to the foregoing; all as previously provided by Hemispherian to BioLine and uploaded in the Virtual Data Room. Regulatory Information includes the IND for the Lead Compound filed by Hemispherian with the US Food and Drug Administration.

1.1.42	“Secondary Compound” means Hemispherian’s GLIX5 compound for the treatment of glioblastoma and other indications.

1.1.43	“Secondary Compound Restricted Data” means all data, results, information and related intellectual property generated or arrived at during Hemispherian’s performance of the Project.

1.1.44	“Selection Notice” shall have the meaning given to it in Section 10.2.

1.1.45	“Third Party” shall mean any Person other than the Parties and their Affiliates.

1.1.46	“Trademarks” shall have the meaning set out in the definition of “Intellectual Property.”

1.1.47	“Transferred Assets” shall mean the Transferred IP, Regulatory Information and Business Information.

1.1.48	“Transferred Contracts” shall have the meaning given to it in Section 9.8.

1.1.49	“Transferred IP” means the Registered IP and Transferred Know-How.

1.1.50
“Transferred Know-How” means all Know-How owned, held or controlled by Hemispherian and/or its Affiliates (including without limitation any Know-How, whether in paper or electronic format, that is held or possessed by Hemispherian or any service provider of Hemispherian or other Third Party on behalf of or for the benefit of Hemispherian, or to which Hemispherian has rights) at the Asset Transfer Closing in relation to the inventions claimed under the Transferred Patents and the Compounds, as listed under the “Transferred Know-How” part of Schedule 4 attached hereto. Transferred Know-How includes: (i) technology applications, historical and current data, documents and original records, including raw data, from technology and product research, development, testing, manufacturing and quality control; (ii) Chemical, Manufacturing and Control (CMC) information, including without limitation, information regarding active pharmaceutical ingredients (APIs) and drug product (DP); raw materials, excipients, packaging, specifications (release and IPCs), development reports, process development reports, formulation development report, API characterization studies, qualification of reference standard, analytical method development reports, analytical methods validation protocols and reports, manufacturing process and in process control methods, batch records and related files (MBRs, EBRs, change controls and deviations), release files (COAs, COCs and BSE/TSE), production analytical test records (QC data and results), stability study protocols and reports and IND CMC sections; (iii) materials of preclinical studies (cell cultures (in vitro) and/or animal models (in vivo) and/or ex-vivo) (including without limitation pharmacology, pharmacokinetics (PK), bioavailability (BA), pharmacodynamics (PD), ADME (absorption, distribution, metabolism, and excretion) and toxicology/ nonclinical safety studies), consisting of protocols, raw data, results and reports of such studies; (iv) protocols, raw data, results, reports and other materials for clinical studies and trials, to the extent relevant. The Transferred Know-How excludes Secondary Compound Restricted Data.

1.1.51	“Transferred Patents” means the Patents listed in Schedule 2 attached hereto, including any pending applications as listed in such schedule.

1.1.52	“Transferred Trademarks” means all Trademarks owned, held, or controlled by Hemispherian and/or its Affiliates in relation to the Transferred IP, as listed in Schedule 3 attached hereto.

1.1.53
“Virtual Data Room” shall mean the electronic / virtual data room administered by Ideals Virtual Data Room with respect to the transactions contemplated hereunder, which shall remain accessible for a period 12 months from the Effective Date through the following link: [***] and which shall enable downloading of all uploaded materials.

1.2
Interpretation. When a reference is made in this Agreement to Sections, Schedules or Appendices, such reference shall be to a Section of, or a Schedule or Appendix to, this Agreement unless otherwise indicated. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. The words “include,” “includes” and “including” when used herein shall be deemed in each case to be followed by the words “without limitation.” When calculating the period of time before which, within which or following which any act is to be done or step taken pursuant to this Agreement, the date that is the reference date in calculating such period shall be excluded. References to any agreement, contract or document are references to that agreement, contract or document as may be amended, restated, consolidated, supplemented, novated, replaced or otherwise modified from time to time. Unless the context of this Agreement otherwise requires: (i) words of any gender include each other gender; (ii) words using the singular or plural number also include the plural or singular number, respectively; and (iii) the terms “hereof,” “herein,” “hereunder” and derivative or similar words refer to this entire Agreement; (iv) all references to “$” shall be denominated in U.S. dollars; and (v) unless indicated otherwise, all mathematical calculations contemplated hereby shall be rounded to the hundredth decimal place.

2.	Transfer of Assets and License Back.

2.1
Subject to the terms and conditions of this Agreement, upon the Asset Transfer Closing, Hemispherian shall irrevocably transfer, assign, and convey to the Company all rights, titles, and interests in and to the Transferred Assets (including all rights to sue, license, collect and receive all incomes, royalties, damages, payments due, injunctive relief and any other settlements or remedies including in any causes of action for past, present or future infringements to the extent related to the Transferred Assets), free and clear of any Encumbrance, with effect from the Asset Transfer Closing Date. On the Asset Transfer Closing Date, and except as expressly outlined herein, the Company obtains all rights, titles, and interests and assumes all obligations with respect to the Transferred Assets, provided that any Excluded Liabilities remain the sole responsibility of Hemispherian.

2.2
Hemispherian will, in accordance with its normal practice, pay, satisfy or discharge all Liabilities relating in any way to the Transferred Assets which are not expressly transferred to the Company hereunder. If the Company becomes aware after Asset Transfer Closing that Hemispherian has failed to discharge any such Liabilities and believes that this failure may damage the value of the Transferred Assets as owned or held by the Company after Asset Transfer Closing, the Company may give notice of that fact to Hemispherian. If Hemispherian does not provide evidence that the Liability in question is disputed on reasonable grounds, the Company may satisfy such Liability on Hemispherian’s behalf and shall be entitled to immediate reimbursement from Hemispherian of the amount paid by the Company.

2.3	Immediately following the Asset Transfer Closing, and subject to the terms and conditions of this Agreement, the Company shall grant to Hemispherian the License Back.

3.
Consideration. As the sole consideration for the transfer by Hemispherian to the Company of the Transferred Assets, the Parties acknowledge that the Company will issue shares to Hemispherian pursuant to the terms of the Joint Venture Agreement.

4.
Representations and Warranties of Hemispherian. Hemispherian hereby represents and warrants to the Company that each statement contained in this Section 4 is true and accurate as of the date of this Agreement, and will be true and accurate as of the Asset Transfer Closing Date (as though made then and as though the Asset Transfer Closing Date was substituted for the Effective Date throughout this Section 4), except to the extent any statement expressly speaks as of a specific date, in which case as of such specific date, and except to the extent agreed by the Parties in writing to update any statement contained in this Section 4 as of the Asset Transfer Closing Date:

4.1
Completeness. The Registered IP as defined and specified in this Agreement constitutes all and the complete Intellectual Property that Hemispherian has filed for or registered with any Governmental Authority or other registry in any jurisdiction as of the Asset Transfer Closing. Schedule 1 and Schedule 2 attached hereto contain a correct, current and complete list of all Registered IP, specifying as to each, as applicable: the title or mark; the jurisdiction by or in which it has been issued, registered or filed; the patent registration and/or application serial number; the issue, registration and/or filing date; the Hemispherian entity which is the record owner; the current status; and anticipated expenses and filing fees due during the upcoming 6-month period. Other than as contained in Schedule 1 and Schedule 2, Hemispherian has not made any other Patent, Trademark or other Intellectual Property application or filing related to the Transferred IP. The Transferred Know-How as defined and specified in this Agreement constitutes all and the complete unregistered Intellectual Property relating to the Transferred IP, and Hemispherian is aware of no other unregistered Intellectual Property relating to the Transferred IP. Regulatory Information and Business Information as defined and specified in this Agreement constitute all and the complete regulatory and business information that is material to the Transferred IP at Asset Transfer Closing.

4.2
Title. Hemispherian is the sole and exclusive legal and beneficial owner of all right, title and interest to the Transferred Assets; provided, however, that for documents and correspondence included within the scope of the definition of “Transferred Assets” that are, by their nature, not subject to ownership (such as, by way of example, correspondence with regulatory agencies within the Regulatory Information), Hemispherian is the sole and exclusive controller of such Transferred Assets; in particular, with respect to the Registered IP, Hemispherian is the sole and exclusive record owner of all right, title and interest in and to the Registered IP. The Transferred Assets are free and clear of all Encumbrances, and Hemispherian has received all necessary and required approvals and consents from all relevant third parties to the transfer of the Transferred Assets to the Company. All assignments and other instruments necessary to establish, record and perfect Hemispherian’s ownership, rights, title and/or interest in the Transferred IP have been validly executed, delivered, and filed with the relevant Governmental Authorities in accordance with the Applicable Law in each respective jurisdiction, as applicable. Hemispherian has entered into binding, valid and enforceable written contracts with each current and former employee and independent contractor who is or was involved in or has contributed to the invention, creation or development of any Transferred IP during the course of employment or engagement with Hemispherian whereby such employee or independent contractor (i) acknowledges Hemispherian’s exclusive ownership of all right, title and/or interest in and to the Transferred IP invented, created or developed by such employee or independent contractor within the scope of their employment or engagement with Hemispherian; (ii) grants to Hemispherian a present, irrevocable assignment of any ownership and other interest such employee or independent contractor may have in or to such Transferred IP; and (iii) irrevocably waives any right or interest, including any moral rights, regarding such Transferred IP and Regulatory Information, to the extent permitted by Applicable Law. Hemispherian has received all required assignments transferring and assigning the Transferred IP to Hemispherian duly executed by all inventors thereof.

4.3
Right to Own and Use. Neither the execution, delivery, or performance of this Agreement, nor the consummation of the transactions contemplated hereunder, will result in the loss or impairment of or payment of any additional amounts with respect to, or require the consent of any other Person in respect of, the Company’s right to own or use any Transferred IP and Regulatory Information in its conduct of business. Immediately following the Asset Transfer Closing, all Transferred IP and Regulatory Information will be available for use by the Company on the same terms as they were available for use by Hemispherian immediately prior to the Asset Transfer Closing. Upon transfer of the Transferred IP and Regulatory Information pursuant to this Agreement, the Company will own all right, title and interest to such Transferred IP and Regulatory Information on the same terms as they were owned by Hemispherian immediately prior to the transfer of such Transferred IP and Regulatory Information.

4.4
Validity and Enforceability. All of the Registered IP is valid and enforceable and are subsisting and in full force and effect. Hemispherian has taken all necessary and reasonable steps to maintain and enforce the Registered IP and to preserve the confidentiality of all trade secrets or confidential information within Transferred Know-How and Regulatory Information, including by requiring all Persons having access thereto to execute binding, written non-disclosure agreements, or ensuring that such Persons are otherwise subject to obligations of confidentiality and non-disclosure. All renewal, application and other official registry fees and steps required for the prosecution, maintenance, protection, and enforcement of the Registered IP have been timely paid or taken, and there are no outstanding payments in respect of the prosecution, maintenance, protection, and enforcement of the Registered IP.

4.5
Non-Infringement. To Hemispherian’s best knowledge, the Transferred Assets do not infringe, misappropriate, make unauthorized use of, or otherwise violate, and have not infringed, misappropriated, made unauthorized use of, or otherwise violated, the Intellectual Property or other rights of any Person.

4.6
No Actions. There are no Actions (including without limitation any withdrawal, opposition, cancellation, revocation, invalidation, rejection, deregistration, review or other proceeding), whether settled, in progress, pending or, to Hemispherian’s best knowledge, threatened (including in the form of offers to obtain a license): (i) alleging any infringement, misappropriation or other violation of the Intellectual Property of any Person by Hemispherian in its use of the Transferred Assets; or (ii) challenging the validity, enforceability, registrability, patentability, ownership, right, title or interest in and to any Transferred IP or Regulatory Information. Hemispherian is not aware of any facts or circumstances that could reasonably be expected to give rise to any such Action. Hemispherian is not subject to any outstanding Governmental Order (including, to Hemispherian’s best knowledge, any prospective Governmental Order or any motion or petition therefor) that does or could reasonably be expected to restrict or impair the use of any Transferred IP or Regulatory Information.

4.7
Infringement Actions. There are no Actions by Hemispherian or, to Hemispherian’s best knowledge, by any other Person alleging any infringement, misappropriation, or other violation by any Person of any Transferred IP or Regulatory Information.

4.8
No Restrictions on Rights. The Company will not be subject to any covenant not to sue or similar restrictions on its enforcement or enjoyment of the Transferred Assets as a result of any prior transaction related to the Transferred Assets.

4.9
Regulatory Matters. None of the Transferred Assets involves the maintenance or collection, directly or indirectly, of “sensitive personal data” of U.S. or EU citizens within the meaning of applicable privacy and data security laws and regulations.

4.10
Accuracy of Information Provided. All information, documentation and other materials provided or disclosed by Hemispherian to the Company in relation to the Transferred Assets, including without limitation, any fact, matter or circumstance set forth in this Agreement, contained in the Virtual Data Room, and/or provided through email or by other means by Hemispherian, are true and accurate in all material respects and not misleading, and Hemispherian is not aware of any fact, matter or circumstances not provided which renders any such information untrue, inaccurate or misleading in any material respect.

4.11	Totality of Compounds. The Compounds constitute the entirety of compounds that Hemispherian has developed and has in development as of the Effective Date.

5.
Representations and Warranties of the Parties. Each Party hereby represents and warrants to the other Party as of the date of this Agreement and as of the Asset Transfer Closing Date that (i) such Party is a company duly formed and validly existing under the laws of the jurisdiction of its formation, such Party has the full power and authority and has taken all actions required and obtained all corporate authorizations, Third Party consents, approvals, and/or other authorizations and Governmental Approvals required to enter into this Agreement and to carry out its obligations hereunder; and (ii) the execution of this Agreement and the performance of obligations hereunder will not (a) violate the articles of association or any other constitutional documents of such Party, (b) conflict with, result in a breach of, or constitute a default under any agreement or instrument by which such Party is bound or (c) violate any provision of Applicable Law or requirements of any stock exchange applicable to such Party.

6.	Indemnity.

6.1
Survival of Representations and Warranties. The representations and warranties of Hemispherian under Section 4 of this Agreement shall survive for a period of five (5) years following the Asset Transfer Closing Date, except that representations and warranties of Hemispherian under Sections 4.1, 4.2, 4.3, 4.4 and 4.9 shall survive indefinitely, and those under Section 4.7 shall only apply until the Asset Transfer Closing Date.

6.2
General. Hemispherian shall defend, hold harmless and indemnify the Company, together with the senior management, directors, employees thereof, as applicable, (the “Indemnified Persons”) from and against, and shall pay and reimburse each of them for, any and all Indemnifiable Losses actually incurred or sustained by, or imposed upon, any of them to the extent based upon, arising out of or in connection with the following, subject to any limitations on liabilities set forth hereunder:

6.2.1	Any breach of any of the representations or warranties of Hemispherian contained in this Agreement;

6.2.2	Any breach or non-fulfilment of Hemispherian in performing any covenant, undertaking, agreement or obligation pursuant to this Agreement;

6.2.3
Any claims or Liabilities raised or imposed by any Third Party or Governmental Authority in relation to the Company’s right, title and interest in and to any of the Transferred Assets, the Company’s ability to use, commercialize or otherwise exploit the Transferred IP or obligations of payments or compensations in relation thereof, including without limitation, any claim raised by Hemispherian’s current or former employees, Affiliates, independent contractors, agents, consultants, service providers and their respective employees, all arising from Excluded Liabilities;

6.2.4
Any claim by any Third Party that the Transferred Assets infringe, misappropriate, or otherwise violate the Intellectual Property or other rights of such Third Party, to the extent that such claim does not (i) directly relate to any technology, materials or manufacturing processes that are developed and controlled by BioLine; and (ii) arise directly from the gross negligence, violation of law or willful misconduct on the part of BioLine; and

6.2.5	Any Excluded Liabilities, any Liabilities otherwise retained by Hemispherian under this Agreement, and claims or Liabilities raised or imposed by any Governmental Authority.

6.3	Procedure for Indemnification of Claims.

6.3.1
If an Indemnified Person receives notice of the assertion or commencement of an Action made, brought by or in conflict with any Person (“Claim”) against such Indemnified Person that the Indemnified Person has determined has given or would reasonably be expected to give rise to a right of indemnification under this Section 6, the Indemnified Person shall provide Hemispherian with written notice of the Claim at the earliest opportunity but in any event within ten (10) Business Days of receiving such Claim, indicating the nature of the Claim and the basis therefor and including all related documents; provided, however, that any failure to give such reasonably prompt written notice shall only relieve Hemispherian of its indemnification obligations to the extent that Hemispherian actually forfeits rights or defenses by reason of such failure. Hemispherian shall have the right, at its option, to participate in and/or assume the defense of, at its own cost and by its counsel, any such Claim involving the asserted liability of the Indemnified Person; provided, however, that Hemispherian shall not have the right to assume the defense of a Claim if Hemispherian and/or its Affiliate is also a party to such Claim and the Indemnified Person determines in good faith that joint representation would render the defense of the Indemnified Person ineffective.

6.3.2
If Hemispherian shall undertake to assume the defense of or settle any such asserted Claim, it shall promptly notify the Indemnified Person of its intention to do so, and the Indemnified Person shall agree to cooperate with Hemispherian and its counsel in the defense against, or settlement of, any such asserted liability; provided, however, that Hemispherian shall not, as part of any settlement or other compromise, admit to liability for which Hemispherian is not fully indemnifying the Indemnified Person or agree to an injunction with respect to activities of any Indemnified Person without the written consent of the Indemnified Person. Notwithstanding an election by Hemispherian to assume the defense of any Claim as set forth above, such Indemnified Person shall have the right (at its own cost if Hemispherian has elected to assume such defense) to employ separate counsel and to participate in the defense of any Claim. All costs incurred by an Indemnified Person in connection with enforcement of its rights under Section 6.2 shall also be reimbursed by Hemispherian promptly after final determination that such Indemnified Person is entitled to indemnification by Hemispherian.

7.	Parties’ Obligations.

7.1
Further disclosure of Transferred Assets. Hemispherian confirms that it has uploaded to the Virtual Data Room copies of all documents and materials in relation to the Transferred Assets in its possession or under its control as of the Effective Date, and agrees that the Company and BioLine shall be entitled to the review and use of such documents and materials as it deems appropriate in its conduct of business and/or in the performance of the clinical trial activities it contemplates undertaking. On the Effective Date, Hemispherian shall produce and deliver to the Company a read only memory disk which contains a copy of all the documents and materials uploaded by Hemispherian to the Virtual Data Room as of the date of this Agreement. Hemispherian shall, on an on-going basis, following the Asset Transfer Closing Date, (i) make its personnel available to the Company and BioLine to promptly address reasonable inquiries by the Company and BioLine regarding such documents and materials, including without limitation, questions relating to the existence, nature, content and disclosure of all related documentation; and (ii) identify any relevant additional, missing or newly available documentation related to the Transferred Assets and notify the Company and BioLine thereof. Hemispherian will promptly provide all documentation identified in (i) and (ii) to the Company and BioLine and agrees that all such documentation shall thereafter immediately become part of the Transferred Assets for the purposes of this Agreement.

7.2
Delivery of Lead Compound. Hemispherian shall promptly and in any event within 30 Business Days after the Asset Transfer Closing Date, deliver or arrange to have delivered to the Company the chemical and biological embodiments of the Lead Compound and the Secondary Compound with all related information and documentation (including without limitation, the properties, specifications, quantities, yields, packaging information of the Lead Compound). Should the Company exercise its rights pursuant to Section 10 to obtain rights to any of the Other Compounds, the terms of this section shall apply mutatis mutandis to such compounds, it being clarified that the delivery date of the relevant information and materials shall be 30 Business Days after the execution of the applicable documentation pursuant to which the Company obtains the rights to such compounds.

7.3
Registered IP Transfer Formalities. Hemispherian and the Company have agreed to the joint appointment of the patent firm of Dehns based in London, to serve as the agent for verifying the IP Transfer Documentation against Applicable Laws and for filing with the appropriate Governmental Authorities to register the title transfer of each Registered IP from the relevant Hemispherian entity to the Company in accordance with Section 8.3 (the “IP Agent”). Hemispherian shall, based on comments of the IP Agent and/or BioLine, (a) prepare and provide to the Company and BioLine, for their review, complete copies of prepared forms of all IP Transfer Documentation required to be executed or issued by the Company, as soon as practically possible and in any event within 30 calendar days from the Effective Date. Within ten (10) calendar days thereafter, Hemispherian and the Company shall place in escrow with the IP Agent all IP Transfer Documentation that is duly executed and/or issued by Hemispherian and the Company for the IP Agent’s verification on the sufficiency for filing, to register the title transfer, and timely attend to the correction or supplementation of any IP Transfer Documentation based on the IP Agent’s comments, if any. All costs and expenses incurred with respect to the registration of title transfer for the Registered IP (including any filing fees, costs, and expenses of recordals and applications, notary and legalization costs and professional fees relating to the services of the IP Agent) shall be paid for by Hemispherian.

7.4
Disclosure of Infringements. Hemispherian shall notify the Company in writing promptly upon learning of any infringement, misappropriation, or other violation by any Person of any Transferred IP or Regulatory Information, or any allegation that any Transferred IP or Regulatory Information infringes, misappropriates, or otherwise violates the rights of a third party.

8.	Asset Transfer Closing.

8.1
The obligations of the Company and Hemispherian to complete the transactions as contemplated hereunder (the “Asset Transfer Closing”) are subject to and conditional upon the satisfaction of the following closing conditions (“Closing Conditions”):

8.1.1
Accuracy of Representations. Each of the representations and warranties of Hemispherian set forth in this Agreement shall be true, correct, and complete in all respects as of the date of this Agreement and as of the Asset Transfer Closing Date as if made on and as of the Asset Transfer Closing Date (or, if given as of a specific date, at and as of such date).

8.1.2
No breach. Hemispherian shall confirm in writing that there is no breach or non-fulfillment of any covenant, undertaking, agreement, or obligation to be performed by Hemispherian pursuant to this Agreement (the “Compliance Confirmation”).

8.1.3
Registered IP. The IP Transfer Documentation, duly executed, is placed by Hemispherian and the Company in escrow with the IP Agent in accordance with Section 7.3 and is confirmed by the IP Agent to be compliant with the Applicable Law and sufficient for filing with the relevant Governmental Authorities to register the title transfer of all Registered IP in all jurisdictions to the Company.

8.1.4	Filing Instructions. Hemispherian and the Company shall have delivered irrevocable written instructions to the IP Agent to immediately file the IP Transfer Documentation.

8.2	On the Asset Transfer Closing Date, Hemispherian shall deliver to the Company the following:

8.2.1	The Registered IP Deliverables;

8.2.2
Copies of all Transferred Know-How, Regulatory Information and a complete and detailed list of the Transferred Know-How and Regulatory Information as updated by Hemispherian, which shall automatically be deemed to be included as Schedule 3 of this Agreement, and copies of all the Business Information, it being understood that such delivery shall be made by providing the Company with the DVD ROM containing copies of all Transferred IP, Regulatory Information and Business Information;

8.2.3	The Compliance Confirmation; and

8.2.4	The DVD ROM.

8.3
Immediately following the Asset Transfer Closing Date, Hemispherian and the Company shall jointly instruct the IP Agent to immediately apply to the appropriate Governmental Authority to register the title transfer of such Registered IP into the name of the Company. Thereafter, Hemispherian shall use its best efforts to have the Company’s name registered as proprietor thereof as soon as possible by working with the IP Agent to actively follow up with and timely respond to any further enquiries, amendments, supplementation, and other requirements of the relevant Governmental Authorities. The Company shall provide such assistance as reasonably requested by Hemispherian to assist it in the fulfilment of its obligations under this Section 8.3, including without limitation, making such applications of the title transfer in its own name or jointly with Hemispherian if required by Applicable Laws. Hemispherian and the Company shall use its best efforts to complete the title transfer of all of the Registered IP on an expedited basis following the Asset Transfer Closing Date.

9.	Post-Closing.

9.1
At the reasonable request of the Company after the Asset Transfer Closing, Hemispherian shall promptly execute and deliver such instruments and do and perform such acts and things as may be necessary or desirable for effecting the consummation of the transactions contemplated hereby and the assignment of the Transferred Assets, including without limitation, prompt execution, acknowledgment and recordation of other such papers, as necessary or desirable for fully perfecting and conveying to the Company the benefit of the transactions contemplated herein and for facilitating the approval by the relevant Governmental Authority.

9.2
Hemispherian acknowledges and agrees that the Company may, from time to time, in its conduct and furtherance of the JV Business and during the expected development, registration and commercialization processes of the Compounds and/or other products, require additional clarification, information, documentation and other materials from Hemispherian in respect of the Transferred Assets. Hemispherian shall, on an on-going basis after the Asset Transfer Closing Date, cooperate with and respond promptly to the Company’s reasonable written requests and provide or procure to be provided to the Company all such additional clarification, information, documentation, and other materials. In addition, Hemispherian agrees that it shall, upon the Company’s reasonable request, after the Asset Transfer Closing, assist the Company in obtaining services provided by Third Parties, including without limitation the suppliers and service providers that were engaged by Hemispherian in relation to the production, supply, research and development, and regulatory matters, and with respect to any other aspect of the JV Business.

9.3
Hemispherian undertakes to forward and transfer to the Company as soon as practicable, any documents, information, communications, correspondence or payments which Hemispherian may receive after the Asset Transfer Closing Date in relation to the Transferred Assets and which should have properly been received by or addressed to the Company pursuant to the terms of this Agreement or the Joint Venture Agreement, and agrees that any payments so received by Hemispherian after the Asset Transfer Closing Date shall be held by it as agent of the Company.

9.4
Hemispherian undertakes to forward and transfer to the Company as soon as practicable but in any event within six (6) months of the Asset Transfer Closing Date, all copies of documents issued by relevant Governmental Authorities or other documentary evidence demonstrating the approval of the regulatory file transfers in accordance with Section 7.3 then in its possession or control.

9.5	On an asset-by-asset basis, prior to the date on which the application for registration of title transfer of any Registered IP to the Company is approved by the relevant Governmental Authority:

9.5.1
Hemispherian shall use its best efforts to maintain in force at the Company’s expense (or procure that there is maintained in force, including by renewing at the Company’s expense any Registered IP that may expire) each Registered IP, and shall not voluntarily amend, cancel, or surrender any Registered IP unless requested to do so in writing by the Company. Hemispherian shall promptly provide the Company with such information as the Company may reasonably request concerning the maintenance of the Registered IP until the application for registration of title transfer of the Registered IP is approved by the relevant Governmental Authority; and

9.5.2
To the extent the ownership of any Registered IP or any rights under any Registered IP is considered to remain with Hemispherian under Applicable Law in any jurisdiction notwithstanding the transfer, assignment and conveyance provided in Section 2, Hemispherian hereby grants to the Company an exclusive, royalty-free, perpetual, worldwide, irrevocable, freely transferrable and sublicensable license to use the Registered IP for any purpose. Such license shall come to effect from the Asset Transfer Closing Date until the date on which the recordal of transfer of ownership of the Registered IP to the Company is approved by the relevant Governmental Authority and duly registered and completed.

9.5.3
If the registration of title transfer of any Registered IP is eventually disapproved by the Governmental Authority or fails to be duly completed for any reason, (i) Hemispherian shall immediately register or file the exclusive license under Section 9.5.2 with the Governmental Authority to the extent required under the Applicable Law; and (ii) Hemispherian shall hold such Registered IP in trust for the benefit of and registered in its name as nominee for the Company and Hemispherian shall act as a trustee and shall not transfer, assign, or otherwise dispose of such Registered IP without the prior written consent of the Company.

9.6
To the extent any Transferred Assets has any Encumbrance on it on the Effective Date and/or the Asset Transfer Closing Date, without limiting Hemispherian’s other obligations hereunder, Hemispherian shall promptly seek, obtain, and record from its lenders or other Third Party the release of any Encumbrance that may exist on any of the Transferred Assets.

9.7
The Company shall have full control, at their expenses, over the preparation, filing, prosecution, maintenance, and enforcement of the Transferred Assets. Hemispherian shall not, and shall ensure that its Affiliates shall not, institute or actively participate as an adverse party in, or otherwise provide material support to, any challenge of any Registered IP, including without limitation, contest the validity or enforceability of such Registered IP, in whole or in part, in any court, arbitration proceeding or tribunal, including the United States and European Patent and Trademark Offices.

9.8	Hemispherian shall, at its expense, take the following actions:

9.8.1
Promptly following the determination by the Board of Directors of the Company, which shall meet after the Asset Transfer Closing Date to determine which of the contracts listed in Schedule 5 hereto shall be novated to the Company (the “Transferred Contracts”), Hemispherian shall novated the Transferred Contracts to the Company. Hemispherian will keep the Company updated regarding the progress of the novation of the Transferred Contracts, and the parties will cooperate in good faith to complete such novation as expeditiously as possible; and

9.8.2
Immediately following the Asset Transfer Closing Date, Hemispherian will take all steps necessary to transfer the IND for the Lead Compound to the Company, including executing any required documents with the US FDA.

9.9
In addition, immediately following the Asset Transfer Closing Date, the parties will finalize the terms of a side letter pursuant to which (i) Hemispherian will transfer to the Company any existing inventory of the Lead Compound and ingredients therefor in its possession or under its control; and (ii) Hemispherian will place an order with [***] for an agreed quantity of GLIX1 to be supplied directly to the Company at the Company’s expense.

10.
Compound Selection Provisions and Related Obligations. The following arrangements shall apply to and govern the Company’s rights to the Secondary Compound and the Company’s option to obtain rights to the Other Compounds.

10.1
Secondary Compound. At any time during a period of 60 months commencing from the effective date that the Secondary Compound Restricted Data is transferred to the Company in accordance with the terms of Section 10.3 below, the Company’s Board of Directors will determine whether the Secondary Compound shall remain owned by and subject to the development activities of the Company. If the Company’s Board of Directors determines that the Secondary Compound shall remain owned by and subject to the development activities of the Company, the terms and conditions of this Agreement shall continue to apply thereto. However, if the Company’s Board of Directors determines that the Secondary Compound shall not remain owned by and thus not subject to the development activities of the Company, it shall advise Hemispherian in writing thereof and the following provisions will apply: (i) the Company shall transfer the Secondary Compound back to Hemispherian, and (ii) the Company shall have no further development obligations with respect thereto; and (iii) Hemispherian shall have the right to continue to research, develop and commercialize such compounds, subject to the ROFR arrangement set out in Appendix A, which shall apply to the Secondary Compound mutatis mutandis.

10.2
Other Compounds. Hemispherian hereby agrees that the Company shall have an exclusive option to terminate the License Back with respect to any or all of the Other Compounds (the “Option”) during a period of 48 months commencing from the Asset Transfer Closing Date for those Other Compounds existing at such time, it being understood that such 48 month period will commence on an Other Compound-by-Other Compound basis as any new Other Compound arises and notice thereof is provided to the Company (the “Option Period”). At any time during the Option Period, the Company may provide written notice to Hemispherian that it is exercising the Option to terminate the License Back to any specific one of the Other Compounds (the “Selection Notice”). The Company may issue multiple Selection Notices throughout the Option Period to reflect the possibility that the License Back may be terminated with respect to certain compounds at different times. In the event that the Company issues a Selection Notice, (i) the License Back to the Other Compound specified therein shall terminate immediately; and (ii) the Company shall pay to Hemispherian the actual documented research and development costs specifically related to the selected Other Compound(s) in respect of which the License Back has been terminated incurred by Hemispherian (as shown by payment records) plus [***]%. Any of the Other Compounds which are not selected as aforesaid during the Option Period shall be released from the Option and Hemispherian shall have the right to continue to research, develop and commercialize such compounds, subject to the ROFR arrangement set out in Appendix A.

10.3
Provisions related to Secondary Compound Restricted Data. The Parties acknowledge that Hemispherian is party to an ongoing research project relating to the Secondary Compound which is supported by funding from the Research Council of Norway (the “RCN”) which is scheduled for completion by December 31, 2025 (the “Project”). Hemispherian undertakes to provide written notice to the Company upon completion of the Project and, during the following 30 days, Hemispherian will upload into a virtual data room all Secondary Compound Restricted Data in its possession or under its control. Hemispherian will make its personnel available to the Company to promptly address reasonable inquiries by the Company regarding such data, and identify and provide copies of any relevant additional, missing or newly available documentation – which shall likewise be uploaded promptly to the virtual data room. In parallel, promptly following completion of the Project, Hemispherian shall apply to the RCN for written approval to transfer the Secondary Compound Restricted Data to the Company. If the RCN approves the transfer, Hemispherian undertakes to promptly take all necessary steps to transfer and assign the Secondary Compound Restricted Data to the Company, for no further consideration. If the RCN denies the transfer, Hemispherian shall neither transfer nor grant rights to the Secondary Compound Restricted Data to any third party during the three-year period following Project completion (the “Project Tail Period”). At the end of the Project Tail Period, Hemispherian undertakes to promptly take all necessary steps to transfer and assign the Secondary Compound Restricted Data to the Company, for no further consideration. In addition to the foregoing, and for the purpose of clarity, Hemispherian shall neither transfer nor grant rights to the Secondary Compound Restricted Data to any third party commencing as of the Asset Transfer Closing Date. Upon the transfer of the Secondary Compound Restricted Data to the Company (whether following receipt of RCN approval or the end of the Project Tail Period), (i) the definition of “Transferred Know-How” shall be automatically read to include Secondary Compound Restricted Data, and (ii) all applicable provisions in this Agreement that apply to the Transferred Assets, including the Transferred Know-How, shall henceforth be read to reflect the inclusion of the Secondary Compound Restricted Data within the relevant definitions.

11.
Transfer upon Cessation of Operations. If (a) the Company (i) ceases or suspends operations for a period of [***] ([***]) consecutive months during the [***] year of the Company’s operations due to insufficient financial resources, (ii) ceases or suspends operations for a period of [***] ([***]) consecutive months during the [***] year of the Company’s operations due to insufficient financial resources, or (iii) ceases or suspends operations for a period of [***] ([***]) consecutive months of the Company’s operations due to insufficient financial resources any time after that and provided that no third-party investor (other than BioLine) has invested in the Company at the applicable time, or (ii) initiates a Liquidation (with the meaning provided in the Joint Venture Agreement) process; or (b) BioLine does not invest the total Threshold Amount (as defined in Section 4.1 of the Joint Venture Agreement), either Hemispherian or BioLine may terminate this Agreement by providing written notice to the other party. In such event, the Company shall assign to Hemispherian or to another entity or person as directed by Hemispherian all rights previously transferred to it by Hemispherian related to any and all Transferred Assets, and the Company shall have no further right to engage in the development, clinical evaluation and commercialization of the Transferred Assets or products based on them. The Company hereby appoints and designates Hemispherian as its true and lawful attorney-in-fact with specific powers to represent the Company to sign, acknowledge, swear to, deliver, file or record, at the appropriate public offices or private entities, any and all documents, certificates, and instruments necessary to proceed with the transfer of rights, title, and interest of the Transferred Assets as provided herein.

12.	Governing Law and Dispute Resolution.

12.1
Governing Law. This Agreement is governed by and shall be construed in accordance with the laws of England and Wales, without reference to principles of conflicts of law that would cause the application of the laws of any other jurisdiction.

12.2
Disputes. All disputes arising out of or in connection with this Agreement, including any question regarding its existence, validity, or termination (“Dispute”), shall be submitted to the decision of the chief executive officer of the Company and of Hemispherian, who shall make their best efforts to settle such matters amicably through good faith discussions In the event that the chief executive officers are unable to reach an agreement with respect to the Dispute within 15 days after the Dispute was submitted to them, the Dispute shall be submitted to the decision of (i) the chairperson of the Company and (ii) the chairperson of Hemispherian (collectively, the “Designated Chairpersons”), who shall make their best efforts to settle such matters amicably through good faith discussions.

12.3
Arbitration. In the event that the Designated Chairpersons fail to reach an agreement with respect to the Dispute within 15 days after the Dispute was submitted to them, the Dispute may be referred by either Party to and finally resolved by arbitration administered by the International Chamber of Commerce (“ICC”) in accordance with the International Arbitration Rules for expedited arbitration then in force (the “Rules”), which rules are deemed to be incorporated by reference in this section, and as modified by the following provisions of this section: (i) the law governing this section shall be the laws of England and Wales; (ii) the seat of arbitration shall be Geneva, Switzerland; (iii) the arbitral tribunal shall consist of one arbitrator, unless the Parties cannot reach agreement on the identity of such arbitrator within 30 days of the matter being referred to arbitration, in which case the tribunal shall consist of three arbitrators who will be selected in accordance with the Rules; (iv) the language of the arbitration shall be English; (v) judgment upon any award and/or order may be entered in any court having jurisdiction thereof; and (vi) when a Dispute occurs and is subject to arbitration under this section, except for the matters subject to such Dispute, the Parties shall continue to exercise, perform, and fulfill their respective rights, duties, and obligations, as the case may be, under and in accordance with the provisions of this Agreement. The foregoing arrangements shall not derogate from a Party’s right to seek injunctive relief from a court of competent jurisdiction.

13.
Miscellaneous. This Agreement together with its Schedules, Addenda, Appendices, exhibits, and referenced documents constitute the entire agreement between the Parties regarding the subject matter hereof and supersedes any and all other agreements between the Parties regarding the subject matter hereof. In the event of any conflict or inconsistency between the terms of this Agreement and any referenced document, the terms of this Agreement shall govern, unless expressly stated otherwise in any such ancillary agreement. Except as expressly set forth herein, this Agreement may not be modified or amended except in writing executed by all Parties. If any part of this Agreement shall be invalid or unenforceable, such part shall be interpreted to give the maximum force possible to such terms as possible under Applicable Law, and such invalidity or unenforceability shall not affect the validity or enforceability of any other part or provision of this Agreement. The terms of this Agreement are not intended to be enforceable by any Person who is not a party to this Agreement, provided that BioLine is hereby designated as a third party beneficiary under this Agreement and BioLine shall have the right to enforce the terms and conditions of this Agreement and determine whether any of the closing conditions are satisfied as if it were a direct party to this Agreement where it is expressly named. Nothing in this Agreement shall be deemed to constitute a partnership among any of the Parties hereto. This Agreement is prepared in English which shall be the language of interaction for all purposes between the Parties. This Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original.

14.	Schedules. The following schedules, attached hereto, form an integral part of this Agreement:

Schedule 1:          Other Compounds
Schedule 2:          Transferred Patents
Schedule 3:          Transferred Trademarks
Schedule 4:          Transferred Know-How and Regulatory Information
Schedule 5:          List of Contracts subject to Novation

Appendix A:          License Back

IN WITNESS WHEREOF, the parties hereto have executed this Asset Transfer Agreement as of the Effective Date.

Tetragon Biosciences Ltd.	Hemispherian AS
Signature: /s/ Philip Serlin Printed Name: Philip Serlin Title: Chairman of the Board	Signature: /s/ Paul Lelieveld Printed Name: Paul Lelieveld Title: Chairman of the Board

By signing below, BioLineRx Ltd. shall be bound by and may enforce Sections 7.1, 7.3, 11 and 13.

BioLineRx Ltd.
Signature: /s/ Philip Serlin Printed Name: Philip Serlin Title: Chief Executive Officer

Schedule 1
Other Compounds

[***]

Schedule 2
Transferred Patents

[***]

Schedule 3
Transferred Trademarks

[***]

Schedule 4
Transferred Know-How and Regulatory Information

[***]

Schedule 5
List of Contracts subject to Novation

[***]

Appendix A
License Back

1.          The License.

1.1
The Company hereby grants to Hemispherian (i) a world-wide, exclusive, non-transferable and non-sublicensable right and license under the Company’s rights in the Transferred Patents to use or have used, make or have made, develop or have developed, adjust, modify, enhance, create derivative works, manufacture or have manufactured, and commercialize Other Compounds; and (ii) a world-wide, non-exclusive, non-transferable and non-sublicensable right and license under the Company’s rights in the Transferred Patents to engage in research and development activities within the scope of and during the period of the Project with respect to the Secondary Compound (the “License Back”). Any and all activities performed by Hemispherian under the License Back shall be at Hemispherian’s sole costs and expenses, and Hemispherian shall assume and bear all liabilities in connection therewith.

1.2
The License Back granted under Section 1.1(i) above may be terminated as provided in Section 10.2 of the Agreement on an Other Compound-by-Other Compound basis. In the event that termination does not occur within the time period specified in Section 10.2 of the Agreement (the “Time Period”), the License Back shall become perpetual, irrevocable, sublicensable, transferrable, and fully paid with respect to each such Other Compound, subject, however, to the ROFR set out in Section 1.3 below. The License Back granted under Section 1.1(ii) above shall terminate automatically upon the transfer of the Secondary Compound Restricted Data to the Company pursuant to the terms of Section 10.3 of the Agreement. In the event that the Company’s Board of Directors determines that the Secondary Compound shall not remain owned by the Company as contemplated in Section 10.1 of the Agreement, the Company will once again grant to Hemispherian the License Back contemplated in Section 1.1(ii) above, it being clarified that (a) such license shall be expanded to include the right to engage in commercialization activities with respect to the Secondary Compound, and (b) the ROFR arrangement set out in Section 1.3 below shall apply to the Secondary Compound mutatis mutandis.

1.3	Right of First Refusal

1.3.1
ROFR Arrangement with respect to the Other Compounds: In the event that Hemispherian receives a bona fide written offer from a third party (the “Offer”) to purchase and/or license and/or acquire rights to the Other Compound (the “Proposed Transaction”) in respect of which the Company did not terminate or revoke the License Back within the Time Period at any time between the expiration of the Time Period and [***] months (the “ROFR Period”), and Hemispherian desires to accept such Offer, Hemispherian shall first provide written notice (the “Notice”) to the Company of the material terms and conditions of the Offer, including the identity of the third party. The Company shall have [***] calendar days following receipt of the Notice to notify Hemispherian in writing whether it elects to proceed with the Proposed Transaction on the same terms and conditions as set forth in the Offer.

1.3.2
ROFR Arrangement with respect to the Secondary Compound: In the event that Hemispherian receives a bona fide written offer from a third party (the “Offer”) to purchase and/or license and/or acquire rights to the Secondary Compound (the “Proposed Transaction”) after the time that the Company’s Board of Directors determines that the Secondary Compound shall not remain owned by the Company as contemplated in Section 10.1 of the Agreement and 72 months thereafter (the “ROFR Period”), and Hemispherian desires to accept such Offer, Hemispherian shall first provide written notice (the “Notice”) to the Company of the material terms and conditions of the Offer, including the identity of the third party. The Company shall have [***] calendar days following receipt of the Notice to notify Hemispherian in writing whether it elects to proceed with the Proposed Transaction on the same terms and conditions as set forth in the Offer.

1.4
If the Company timely elects to exercise its right, the Parties shall proceed in good faith to consummate the Proposed Transaction on such terms. If the Company does not timely elect to exercise its right or notifies Hemispherian that it does not wish to do so, Hemispherian may consummate the Proposed Transaction with the third party on terms no more favorable to the third party than those set forth in the Notice. If Hemispherian does not consummate the transaction with the third party within [***] calendar days after the expiration of the Company’s response period, the right of first refusal shall again apply to any subsequent proposed transaction.

1.5
This right of first refusal shall survive and remain in effect until the expiration of the ROFR Period on an Other Compound-by-Other Compound basis as per Section 1.3.1 above, or until the end of the ROFR Period as per Section 1.3.2 above, as applicable.

2.          Indemnification.

2.1
In addition to the Indemnities provided in Section 6 of the Assets Transfer Agreement, in connection with the License Back provided in this Appendix, Hemispherian shall indemnify, defend and hold harmless the Company, its officers, agents and employees (collectively, the “Indemnified Parties”), from and against any and all liability, loss, damage, action, claim or expense suffered or incurred by the Indemnified Parties which results from or arises out of third party claims in connection with: (a) the development, use, manufacture, promotion, sale, distribution or other disposition of any Other Compounds and/or Secondary Compound by Hemispherian, its Affiliates, assignees, vendors or other third parties, for personal injury, including death, or property damage arising from any of the foregoing; (b) any actual or alleged infringement or misappropriation by Hemispherian, or any person developing an Other Compound and/or the Secondary Compound by or through Hemispherian, of any intellectual property or other right of Company or any person or entity; (c) any product liability or other claim of any kind related to the use by a third party of an Other Compound and/or the Secondary Compound that was developed, manufactured, sold, distributed or otherwise disposed by Hemispherian; (d) clinical trials or studies conducted by or on behalf of Hemispherian relating to any Other Compound and/or the Secondary Compound, including, without limitation, any claim by or on behalf of a human subject of any such clinical trial or study, any claim arising from the procedures specified in any protocol used in any such clinical trial or study, any claim of deviation, authorized or unauthorized, from the protocols of any such clinical trial or study, any claim resulting from or arising out of the manufacture or quality control by a third party of any substance administered in any clinical trial or study; or (e) failure to comply with all prevailing laws, rules and regulations pertaining to the development, testing, manufacture, marketing and import or export of any Other Compound and/or Secondary Compound.